Exhibit 10.23

AMENDED AND RESTATED LEASE

        THIS AMENDED AND RESTATED LEASE, is made effective as of the 1st day of November 2003, by and between Powell Enterprises, a sole proprietorship (the “Landlord”), and MEDTOX Diagnostics, Inc., a Delaware corporation (the “Tenant”).

RECITALS:

         A.          Landlord and Tenant are parties to that certain Lease dated March 28, 2001, as amended by that certain Amendment No. 1 to Nova Building Lease dated effective as of April 1, 2001 for the property commonly known as the “Nova Building” (the “Nova Lease”).

         B.          Landlord and Tenant are parties to that certain Lease Agreement dated on or about February 1, 2003 for the property commonly known as the “Nypro Building” (the “Nypro Lease”; the Nova Lease and the Nypro Lease are collectively referred to as the “Original Leases”).

         C.          Paragraph 4.03 of the Nova Lease provides that Tenant may elect to have Landlord pay up to $600,000 for improvements to the Premises (defined in the Nova Lease) and that to the extent that Landlord advances such sums, Tenant shall repay such advances by an increase in the monthly rent due under the Nova Lease in an amount sufficient to amortize the principal of each advance on a monthly basis over 10 years at an annual interest rate of 9.5%.

         D.          From time to time Landlord has advanced certain sums to Tenant under Paragraph 4.03 of the Nova Lease, and as of the effective date of this Lease, Tenant owes the aggregate amount of $245,364.47 which includes the principal amount advanced plus accrued but unpaid interest thereon to Landlord for sums advanced pursuant to Paragraph 4.03 of the Nova Lease (the “Initial Advance”).

         E.          Landlord and Tenant wish to amend and restate the Original Leases on the terms and conditions contained in this Lease to, among other things, combine the Original Leases, extend the term of the Original Leases and increase the monthly rent payable to the Landlord to take into account the Initial Advance.

AGREEMENT:

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant agree as follows:

         1.          Lease Grant. Subject to the terms of this Lease, Landlord leases the Premises (defined below) to Tenant, and Tenant leases the Premises (defined below) from Landlord. The “Premises” shall mean:

            (a)        that certain building located at 1238 Anthony Road in the City of Burlington, Almance County, North Carolina, commonly known as the “Nova Building”, more particularly described on Exhibit A attached hereto (the “Nova Building”), together with all improvements including the storage barn located at 1620 Nova Lane as more particularly described on Exhibit A attached hereto, and all driveways, parking lots, walkways, landscaping and other appurtenances thereto (collectively, the “Nova Improvements”) and the land upon which the Nova Improvements are located (the “Nova Property”); and

            (b)        those certain buildings located at 1630 and 1640 Nova Lane in the City of Burlington, Almance County, North Carolina, commonly known as the “Nypro Buildings”, more particularly described on Exhibit B attached hereto (the “Nypro Buildings”; the Nova Building and the Nypro Buildings are collectively referred to as the “Buildings”) together with all improvements including the chase-way adjoining the Nypro Buildings as more particularly described on Exhibit B attached hereto, and all driveways, parking lots, walkways, landscaping and other appurtenances thereto (collectively, the “Nypro Improvements”; the Nova Improvements and the Nypro Improvements are collectively referred to as the “Improvements”) and the land upon which the Nypro Improvements are located (the “Nypro Property”).

The legal description of the Nova Property and the Nypro Property is as set forth on Exhibit C attached hereto and is zoned as set forth on Exhibit D attached hereto.

         3.          Use of Premises. Tenant shall have the right to use the Premises as a laboratory facility and for light manufacturing. Notwithstanding the foregoing, Tenant may use the Premises for any other purpose so long as such use is in compliance with all applicable governmental laws, ordinances rules and regulations.

         4.          Term.

            (a)        Initial Term. Tenant shall have and hold the Premises for an initial term of fifteen (15) years beginning at midnight on April 1, 2001 and ending at 11:59 p.m. on March 31, 2016, unless sooner terminated or extended as provided in this Lease (the “Initial Term”).

            (b)        Option to Extend. Tenant shall have one (1) option (the “Extension Option”) to extend the Term for a period of five (5) years beginning at midnight on April 1, 2016 and ending at 11:59 p.m. on March 31, 2021 (the “Extended Term”). Tenant shall exercise the Extension Option by giving written notice to Landlord in the manner provided in Section 24 at least one hundred twenty (120) days prior to the expiration of the Initial Term. The Monthly Rental (defined in Section 5) for the Extended Term shall be subject to a one-time adjustment at the beginning of the Extended Term and shall be calculated by multiplying the Monthly Rental (defined in Section 5) during the last year of the Initial Term by a fraction, the numerator of which shall be the CPI (defined below) for the month most recently published prior to exercise of the Extension Option and the denominator of which shall be the CPI (defined below) for the month of March 2001. The Monthly Rental shall not be subject to any additional increase during the Extended Term. For purposes of this Lease, “CPI” shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for All Urban Consumers (CPI-U) for the South Region for the Size Class which encompasses Greensboro, North Carolina (1982-84=100).

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5. Rent.

(a) Monthly Rental. As gross monthly rent (the “Monthly Rental”) for the Premises, Tenant shall pay the following amounts in advance to Landlord on the first day of each month:

            (i)        the Allowance Amount (defined in Section 6(b)) plus $25,852.33, $16,452.33 of which is rent for the Nova Building and $9,400.00 of which is rent for the Nypro Building (the “First Monthly Rental”) from April 1, 2001, through and including March 31, 2006;

            (ii)       the Allowance Amount (defined in Section 6(b)) plus the First Monthly Rental times a fraction, the numerator of which shall be the CPI for month of March 2006 and the denominator of which shall be the CPI for the month of March 2001 (the “Second Monthly Rental”) from April 1, 2006, through and including March 31, 2011;

            (iii)      the Allowance Amount (defined in Section 6(b)) plus the Second Monthly Rental times a fraction, the numerator of which shall be the CPI for month of March 2011 and the denominator of which shall be the CPI for the month of March 2006 from April 1, 2011, through and including March 31, 2016.

(b) Tenant shall make all Monthly Rental payments to Landlord at the following address:

Samuel C. Powell, Ph.D. Powell Enterprises P.O. Box 2104 Burlington, NC 27216-2014

            (c)        Gross Rental. The Monthly Rental shall be gross to Landlord. During the term of this Lease, Tenant shall have no cost, obligation, responsibility or liability whatsoever for and Landlord shall be responsible for and shall pay directly, the cost of (i) all ad valorem taxes and fees (including sanitary taxes) and all other assessments and levies, general or special, ordinary or extraordinary, of every nature or kind whatsoever which may be fixed, charged, levied, assessed or otherwise imposed upon the Premises as it presently exists or as it may hereafter be improved, except that Tenant shall pay all license, privilege, ad valorem or other taxes or penalties levied, assessed or charged against it for Tenant’s operation of its businesses including all inventory, equipment or machinery owned by the businesses, (ii) all casualty insurance for the Premises, as set forth in Section 8, and (iii) all repairs and maintenance of or to the Premises, except as set forth in Section 11.

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            (d)        Late Charge. If Tenant shall fail to pay the Monthly Rental when due and such default shall continue for a period of ten (10) calendar days after written notice by Landlord, then a late charge equal to five percent (5%) of the past due amount shall be immediately due and payable by Tenant to Landlord compensate Landlord for its costs and expenses incurred as a result of such late payment.

6. Repairs, Alterations, and Improvements.

            (a)        Alterations and Improvements. Tenant shall have the right, but not the obligation, to make alterations and improvements (collectively, the “Alterations”) to the Premises; provided, however, none of the Alterations shall reduce the value of the Improvements. Tenant shall submit written plans, specifications and drawings (collectively the “Plans”) for any proposed improvements which will materially adversely affect the mechanical, electrical or plumbing systems, the structure or value of the Improvements to Landlord and receive Landlord’s written consent before commencing any Alterations. Landlord shall not unreasonably withhold or condition its approval of the Plans and shall notify Tenant in writing of its approval or disapproval within five (5) business days after Tenant’s request or the Plans shall be deemed approved. All such Alterations shall be constructed in Tenant’s name, lien-free, in a good and workmanlike manner using good quality materials and at Tenant’s expense except as provided in Section 11(a).

            (b)        Allowance. Landlord has advanced the Initial Advance to Tenant. Landlord shall make available to Tenant up to an additional $300,000.00 to be used by Tenant for improvements to the Premises (the “Allowance Advance”). As of the effective date of this Lease the Tenant owes to Landlord the Initial Advance. The Initial Advance, together with the outstanding portion of the Allowance Advance, shall be amortized at an annual interest rate of 9.5% over the remaining term of the Lease in equal monthly installments to be calculated by Landlord and submitted to Tenant (the “Allowance Amount”). Within seven (7) days following the expiration or earlier termination of this Lease, Tenant shall pay to Landlord the entire unpaid balance of the Initial Advance and the Allowance Advance, together with all accrued and unpaid interest thereon.

         7.          Commercial General Liability Insurance. During the term of this Lease, Tenant shall maintain commercial general liability insurance insuring Tenant and Landlord that is written on an “occurrence” basis with combined single limits, for any one injury, including death of not less than $500,000 per occurrence for an accident affecting one person, not less than $1,000,000 per occurrence for an accident affecting more than one person, and not less than $50,000 per occurrence for property damage and issued by a reputable insurance company authorized to transact business in the State of North Carolina. Certification of such coverage from the insurer, providing 30 days notice Landlord prior to cancellation or termination shall be furnished to Landlord.

8. Casualty.

            (a)        Insurance. During the term of this Lease, Landlord shall maintain “all risks” fire and property insurance on the Improvements and all alterations or additions to the Improvements made by Tenant, in amounts at least equal to the full replacement value of the Improvements and issued by a reputable insurance company authorized to transact business in the State of North Carolina; provided, however, Tenant is responsible for and should insure Tenant Installed Equipment (defined in Section 11(b)) for any damage resulting from lightening strikes, power surges, extreme temperature, fire, and theft.

            (b)        Restoration. During the term of this Lease, including any period of time before the Closing (defined in Section 26(c)) of the Purchase Option (defined in Section 26) or the Right of First Refusal (defined in Section 25), after a casualty, Landlord shall promptly repair and restore all the Improvements to as good of a condition as that existing prior to said casualty, unless Tenant elects to terminate this Lease by written notice to Landlord within thirty (30) days following such casualty, in which case neither party shall have any further rights, duties or obligations under this Lease, except for those which specifically survive termination pursuant to the terms of this Lease. If Tenant does not elect to terminate this Lease, all insurance proceeds relating to the Improvements shall be made available to Landlord for restoration, Landlord shall promptly commence restoration and diligently pursue it to completion, and all Monthly Rental due under this Lease shall be equitably reduced or abated during such restoration period.

            (c)        Casualty Waiver. Landlord and Tenant waive any rights each may have against the other on account of any loss or damage occasioned to the other party, their respective property, the Premises, or the contents of the Premises arising from any risk covered by the insurance maintained pursuant to this Lease, provided that such waiver does not invalidate or prohibit recovery under such insurance policies. In addition, to the extent allowed by any applicable insurance policy, the parties shall cause their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, to waive any right of subrogation that such insurers may have against the other party.

9. Condemnation.

            (a)        Notice to Tenant. Landlord shall promptly notify Tenant of any notice Landlord receives or knowledge by Landlord of the condemnation or the exercise of power of eminent domain or sale under threat of condemnation or eminent domain (each, a “Condemnation”).

            (b)        Total Taking. If at any time during term of this Lease, including any period of time before the Closing (defined in Section 26(c)) of the Purchase Option (defined in Section 26) or the Right of First Refusal (defined in Section 25), the entire Premises is acquired by Condemnation, this Lease shall terminate at the time possession of the entire Premises is surrendered and the parties shall be relieved of all obligations provided for in this Lease.

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            (c)        Partial Taking. If at any time during the term of this Lease, including any period of time before the Closing (defined in Section 26(c)) of the Purchase Option (defined in Section 26) or the Right of First Refusal (defined in Section 25), a material portion of the Premises is acquired by a Condemnation, then Tenant shall have the right to either (i) terminate this Lease on the date possession of any portion of the Premises is surrendered by providing written notice to Landlord thirty days (30) or more prior to the date on which possession is surrendered, or (ii) cause Landlord, to the extent practicable, to restore any portion of the Improvements taken as a result of the Condemnation, during which time all Monthly Rental due under this Lease shall be equitably reduced or abated. If Tenant does not terminate this Lease, cause Landlord to restore the Improvements, or if less than a material portion of the Premises is surrendered as a result of the Condemnation, the Monthly Rental shall be equitably reduced proportionately to the percentage of the Premises or Improvements surrendered.

            (d)        Condemnation Awards. Any Condemnation award received by Landlord shall be the sole property of Landlord; provided, however, if Tenant does not terminate this Lease as provided in Sections 9(a) or 9(b), Landlord shall use such Condemnation award for the restoration of the Improvements to the extent practicable.

            (e)        Tenant’s Rights. Nothing in this Lease shall be deemed to prohibit Tenant from making a separate claim, against the condemner, to the extent permitted by law, for the value of Tenant’s estate under this Lease, its trade fixtures, machinery and moving expenses.

10. Indemnities.

            (a)        By Tenant. Tenant shall be responsible for and shall indemnify and hold Landlord harmless from and against all damages, claims or demands that may, during the term of this Lease, arise or be occasioned from or by the condition, use or occupancy of the Premises or by reason of any injury (including death) or damage to any person or property in or on the Premises, except as provided in Section 10(b).

            (b)        By Landlord. Landlord shall indemnify and hold Tenant harmless from and against any damages, claims or demands or causes of action for injury to persons or property resulting from or arising out of the negligence or willful misconduct of Landlord, its agents or employees or out of Landlord’s failure to repair the Improvements as required by Section 11(b), except as provided in Section 10(a).

         11.          Repair Obligations. The parties’ obligations with respect to maintenance, repair and replacement of all portions of the Premises are as set forth below and as more particularly described on Exhibit E attached hereto.

(a) By Landlord. Except as set forth in Section 11(b) or on Exhibit E attached hereto, at all times during the term of this Lease, at Landlord’s sole expense, Landlord shall:

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            (i)        maintain in good condition and repair (x) the roof, exterior walls, foundation, and structural portions of the Improvements and all portions of the electrical (except ballasts and bulbs) and plumbing systems lying outside the Improvements but serving the Improvements, and (y) the portion of the Premises located outside the building, including, but not limited to, the parking lot and landscaped areas;

            (ii)       shall be responsible for the cost of all major (non-routine) repairs and/or replacement of any of the Buildings’ systems, including, without limitation, the heating, ventilating and air conditioning systems, the plumbing and sewage system, the elevator system, all windows and doors within the Buildings;

            (iii)      shall perform all repairs, alterations or modification to the Premises that are necessary for the Premises to remain in compliance with any existing or future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments.

The foregoing shall not apply to repairs, alterations or modifications made necessary solely as a result of Tenant’s specific use of the Premises, which repairs, alterations or modifications shall be the responsibility of Tenant. If any of the Premises to which Landlord is responsible shall become defective during the term of this Lease, Landlord shall immediately repair and restore the defective part to working condition. In the event Landlord fails or refuses to commence repair of the defective condition, or make replacement as the case may be, after a period of three (3) days from receipt of notice from the Tenant, Tenant may cause the same to be remedied at Landlord’s expenses and deduct the cost from the next installment of Monthly Rental; provided, however, Landlord shall not be liable to Tenant for any damage Tenant may sustain to its business, merchandise or equipment as a result of such defective condition.

(b) Tenant’s Repair Obligations. Except as set forth in Section 11(a) or on Exhibit E attached hereto, at all times during the term of this Lease, at Tenant’s sole expense, Tenant shall:

            (i)        maintain the interior of the Building in a good, clean, safe and orderly condition, including, without limitation, the routine maintenance and repair (but not replacement) of the heating, ventilating and air conditioning systems, elevator system, lighting system and the security and fire alarm system of the Buildings;

(ii) be responsible for the routine maintenance of the parking lot (excluding restriping, resealing and repaving thereof) and landscaped areas of the Premises; and

            (iii)      replace or maintain all parts not set forth in 11(a) of the Premises including ceiling light bulbs and ballasts, doors, door framing, windows, window framing, ceiling tiles and supports and keep floor covering in as good repair as when the Premises were received by it;

            (iv)       be responsible for any mechanical systems and equipment that Tenant adds to the Premises including air compressors, lyophilizes, other specialized equipment, computers, and extra cooling systems (the “Tenant Installed Equipment”).

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         12.          Surrender of the Premises. Tenant shall surrender to Landlord on the last day of the final term of this Lease possession of the Premises and the Improvements in good, clean and orderly condition, except for normal wear and tear and damage due to casualty, condemnation or Landlord’s negligence, willful misconduct or failure to repair as required by Section 11(a). At the time possession of the Premises is surrendered, Tenant shall remove all of Tenant’s personal property from the Premises, and, subject to applicable law, Landlord shall have the right to enter and be repossessed of the Premises.

         13.          Personalty. All of Tenant’s personal property in the Premises shall be and remain at Tenant’s sole risk. Landlord, its agents, employees and contractors, shall not be liable for, and Tenant releases Landlord from, any and all liability for theft thereof or any damage thereto occasioned by any act of God or by any acts, omissions or negligence of any persons, other than Landlord, its agents, employees or contractors.

         14.          Utilities. During the term of this Lease, Tenant shall pay for all charges for water, sanitation, sewer, light, heat, gas, electricity, power, fuel, janitorial and all other utilities and services rendered or delivered to the Buildings. Landlord shall be responsible for all utility costs attributable to buildings on the Premises other than the Building, and Tenant, during the term of the Lease, may elect to have separate utility meters or sub-meters installed at the Premises at Landlord’s expense.

         15.          Quiet Enjoyment. Landlord represents and warrants to Tenant that so long as Tenant performs all the obligations of Tenant under this Lease, Tenant shall have quiet and peaceful possession of the Premises during the entire term of this Lease and Landlord shall defend Tenant’s right to possession against the claims of all parties.

         16.          Trade Fixtures. Landlord recognizes that from time to time throughout the term of this Lease Tenant (or its sublessees or assigns) may place upon the Premises and within the Improvements located thereon certain machinery, equipment, fixtures and trade fixtures (collectively, the “Trade Fixtures”). Trade Fixtures shall be and remain personal property regardless of the manner in which said Trade Fixtures are attached or secured to the Premises, shall not at any time be deemed a part of the realty, and may be removed from the Premises by Tenant (or its sublessees or assigns) at any time at or prior to the termination or expiration of the term of this Lease; provided, however, that Tenant (or its sublessees or assigns) shall not have the right to remove any Trade Fixtures from the Premises if and Event of Default exists and is continuing and provided further that the party removing Trade Fixtures simultaneously with the removal of such Trade Fixtures repair at its expense any damage caused by such removal.

         17.          Default and Remedies.

(a) Event of Default. Each of the following shall be an “Event of Default”:

            (i)        Tenant shall fail to pay any payment of Monthly Rental when due and if any such default shall remain uncured for more than ten (10) calendar days after written notice from Landlord of such default;

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            (ii)       Tenant shall fail to cure any default of Tenant of any obligation set forth in this Lease other than such nonpayment of Monthly Rental within thirty (30) calendar days after written notice from Landlord (but if such default is not susceptible to cure within such thirty (30) day period, Tenant shall not be in default if Tenant promptly commences such cure and diligently and continuously pursues the cure to completion);

(iii) Tenant is adjudicated bankrupt or a permanent receiver is appointed for Tenant’s property;

(iv) Tenant takes advantage of any debtor relief proceedings under any present or future law whereby any rental under this Lease is, or is proposed to be, reduced or payment thereof deferred;

(v) Tenant makes an assignment for the benefit of creditors; or

            (vi)       Tenant’s effects should be levied upon or attached under process against Tenant, not satisfied or dissolved or stayed by bond within ten (10) days after written notice from Landlord to Tenant to obtain satisfaction thereof.

            (b)        Remedies. Upon the occurrence and continuance of an Event of Default, Landlord shall have the right to terminate this Lease by written notice to Tenant, whereupon this Lease shall end and Landlord shall be entitled to pursue and recover all damages provided by North Carolina law. In the event Landlord does not elect to terminate this Lease, (i) Landlord may exercise its cure rights in Section 18, and (ii) Landlord shall have the right to collect the Monthly Rental from Tenant as it shall come due, provided that Landlord shall be under a good faith obligation to enter upon the Premises, as Tenant’s agent, and attempt to relet the Premises at the best price obtainable by reasonable effort and Tenant shall be liable to Landlord for, and shall pay to Landlord monthly, any deficiency between the amount of Monthly Rental payable by Tenant under this Lease and the rental price per month obtained by Landlord on reletting.

         18.          Cure Rights. If either party fails to perform any of its obligations hereunder after written notice from the other party, or to pay any amount due under this Lease within ten (10) days of the date such payment is due, the other party shall have the right to perform such obligations or to make any payment of overdue amounts of taxes, assessments, levies, utilities, bonding of liens, insurance premiums, maintenance of the Improvements, or any other amounts directly or indirectly provided to be paid by Landlord or Tenant under this Lease for such non-performing party’s account and, in the case of Landlord, to immediately add such total amount paid, with interest thereon at the rate of twelve percent (12%) per annum from the date of the disbursement by Landlord to date of reimbursement of Landlord, to the next installment of Monthly Rental due, in the case of Tenant, to off-set the cost to perform such obligations or the total amount paid, with interest at the rate of twelve percent (12%) per annum from the date of disbursement by Tenant to the date of reimbursement to Tenant, from the next installment of Monthly Rental due, or, in the case of Landlord or Tenant, to otherwise demand immediate reimbursement, with interest thereon at the rate of twelve percent (12%) per annum, from the non-performing party.

         19.          Subletting and Assignment. Tenant shall have the right to sublet the Premises or to assign this Lease without the prior written consent of Landlord to any reputable party who will use the Premises as permitted hereunder; provided, however, Tenant shall remain liable for all of the obligations of Tenant hereunder. The proceeds from any and all such subleases or assignments shall be due and payable directly to Tenant and Landlord shall have no right thereto or interest therein.

         20.          Signs. Signage on or off the Buildings requires a permit from the City of Burlington, North Carolina. Tenant (or its sublessees or assigns) shall have the right to install interior or exterior signs upon or within the Premises, provided such signs shall not violate any applicable law or order.

         21.          Landlord’s Warranties. Landlord represents and warrants to Tenant that:

(a) Landlord has the power and authority to execute and deliver this Lease to Tenant and to perform its obligations under this Lease.

            (b)        Landlord is the fee simple owner of the Premises and that the Premises are not currently encumbered by a mortgage, deed of trust or any other encumbrance which could adversely affect Tenant’s use and occupancy of the Premises or which limits or prohibits the execution of this Lease by Landlord;

(c) Landlord does not have knowledge of any pending Condemnation or similar proceeding affecting any part of the Premises;

            (d)        Landlord does not have knowledge of any uncured violations of federal, state or municipal laws, ordinances, orders, regulations or requirements affecting any portion of the Premises and the Premises and the current and intended use of the Premises are in compliance with all applicable laws, rules, ordinances and restrictive covenants affecting the Premises, including without limitation, the Americans With Disabilities Act of 1990 and all applicable zoning ordinances; and

(e) There is be water, electrical, sanitary sewer and gas utility service available at the Premises adequate for Tenant’s intended use of the Premises; and

         22.          Holding Over. If Tenant remains in possession of the Premises after expiration of the term of this Lease, with Landlord’s acquiescence and without any express agreement of Landlord and Tenant, Tenant shall then be a tenant at will of Landlord at one hundred twenty-five percent (125%) of the Monthly Rental in effect at the end of the term of this Lease and there shall be no extension or renewal of this Lease by operation of law.

         23.          Short Form Lease. Each of the parties shall, upon request of the other party, enter into a Short Form of this Lease setting out (a) the names of the parties to this Lease, (b) the description of the Premises, (c) the date and the term of this Lease, and (d) and Tenant’s rights to purchase the Premises, as set forth in Sections 25 and 26. Such short form lease shall be in writing, duly executed by Landlord and Tenant and shall be properly witnessed and acknowledged for recording under the laws of the State of North Carolina.

24. Notices. All notices required or permitted to be given to Landlord under this Lease shall be sent to Landlord at:

Samuel C. Powell, Ph.D. Powell Enterprises P.O. Box 2104 Burlington, NC 27216-2014

All notices required or permitted to be given to Tenant under this Lease shall be sent to Tenant at the Premises, Attention: Vice President, COO, with a copies to:

MEDTOX Scientific, Inc. Attention: Chief Financial Officer 402 West County Road D St. Paul, MN 55112

unless either party notifies the other in writing of a change of address. All notices given under this Lease may be given by certified mail, postage prepaid, hand delivery, nationally recognized overnight delivery service, facsimile or other electronic means and shall be deemed given when deposited for delivery or transmission by an approved method; provided, however, that the time period for any response to such notice shall begin to run only upon actual receipt or when delivery is refused or cannot be accomplished because the party has moved and has not provided the other party with notice of its new address by notice as provided in this Lease.

         25.          Right of First Refusal. If, at any time during the term of this Lease, Landlord receives a bona fide offer to purchase the Premises which Landlord is willing to accept, Landlord shall notify Tenant in writing of such offer and shall specify, in detail, the terms of such offer (the “Sale Notice”). Tenant shall have thirty (30) days from receipt of the Sale Notice to notify Landlord in writing whether or not Tenant elects to purchase the Premises (the “Right of First Refusal”). If Tenant notifies Landlord that it exercises the Right of First Refusal, Tenant shall purchase the Premises in accordance with the terms set forth in the Sale Notice. The closing of the sale of the Premises contemplated by Section 25 as set forth in Sections 26(c) and 26(d); provided, however, that Tenant shall not be obligated to close the purchase of the Premises any earlier than ninety (90) days following receipt of the Sale Notice.

         26.          Option to Purchase. Landlord grants to Tenant the exclusive option and right (the “Purchase Option”) to purchase the Premises from Landlord upon the terms and conditions of this Section:

            (a)        Exercise of Option. The Purchase Option shall be exercisable by Tenant at any time during the term of this Lease by giving written notice in accordance with Section 24 to Landlord (the “Option Notice”).

            (b)        Option Price. The purchase price (the “Purchase Price”) of the Premises in the event Tenant exercises the Purchase Option shall be equal to the then prevailing fair market value (the “Fair Market Value”) on the date of the Option Notice for the Premises calculated on a per square foot or per acre basis for improved property located in the area of Burlington, North Carolina comparable to the Premises (as adjusted for any variances between such property and the Premises and subject to the existence and terms of this Lease). The Fair Market Value shall be calculated as follows:

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            (i)        Within thirty (30) days after the receipt of the Option Notice, Landlord shall notify Tenant in writing of Landlord’s reasonable determination of the Fair Market Value for the Premises (the “Landlord’s Valuation”). Tenant shall have thirty (30) days from receipt of Landlord’s notice to notify Landlord in writing whether Tenant accepts Landlord’s Valuation or elects to determine the Fair Market Value in the manner set forth in Section 26(b)(ii). If Tenant does not notify Landlord of its election within thirty (30) days of its receipt of Landlord’s notice, the Fair Market Value shall be determined in the manner set forth in Section 26(b)(ii).

            (ii)       Tenant shall notify Landlord in writing of Tenant’s selection of an appraiser. Within twenty (20) days after Landlord’s receipt of Tenant’s selection of a real estate appraiser, Landlord, by written notice to Tenant, shall designate an appraiser. Within twenty (20) days of the selection of Landlord’s appraiser, the two appraisers shall render a joint written determination of the Fair Market Value, which determination shall take into account the value of any improvements or alterations to the Premises which have been amortized by Landlord over the term of the Lease. If the two appraisers are unable to agree upon a joint written determination within said twenty (20) day period, they shall select a third appraiser within such twenty (20) day period. Within twenty (20) days after the appointment of the third appraiser, the third appraiser shall render a final written determination of the Fair Market Value by selecting, without change, the determination of one (1) of the original appraisers as to the Fair Market Value. All appraisers shall have at least ten (10) years prior experience in the commercial real estate market of area of Burlington, North Carolina, and shall be members of the American Institute of Real Estate Appraisers or similar professional organization. If either party fails or refuses to select an appraiser, the other appraiser shall alone determine the Fair Market Value. The parties shall bear the fee and expenses of its appraiser; and Landlord and Tenant shall share equally the fee and expenses of the third appraiser, if any.

            (iii)      In the event that Tenant is not, for any reason, satisfied with the determination of Fair Market Value made pursuant to Section 26(b)(ii), Tenant may, within ten (10) days following such determination, revoke its Option Notice by written notice to Landlord, and shall thereafter have no obligation to purchase the Premises; provided however, that such revocation shall not impair Tenant’s ability to again exercise its Purchase Option in the future in accordance with the terms of this Section 26.

            (c)        Closing. The closing or settlement (“Closing”) of the sale of the Premises contemplated by Section 26 shall be held at the offices of Landlord’s attorney, during regular business hours on or before the date which is sixty (60) calendar days following the giving of the Option Notice or thirty (30) days following the determination of Fair Market Value, whichever is later or at such time and place as the parties agree. The exact time and date of Closing shall be selected by Tenant by written notice given to Landlord at least five (5) days prior to the date so specified.

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            (d)        Closing Deliveries. At Closing, Landlord shall convey fee simple title to the Premises to Tenant by limited warranty deed, which shall expressly be made subject to all matters of record except for past due monetary liens and any security deeds, mortgages, deeds of trust or other financing created by Landlord, which Landlord shall be obligated to pay off and discharge at Closing. Landlord shall execute and deliver reasonable evidence of authority and existence, evidence of non-foreign status required by the Internal Revenue Code (without which tax will be withheld as required by law), a closing statement, an owner’s affidavit of title (in substantially the form required by Lawyers Title Insurance Company, Chicago Title Insurance Company or another national title insurance company reasonably approved by Landlord (the “Title Company”), and other documents which are customarily required by the Title Company or that Tenant may reasonably request at the time of Closing to issue its extended coverage owner’s title insurance policy. Landlord shall pay all applicable transfer taxes payable in connection with conveyance of the Premises. All other costs of Closing shall be paid in the manner customary in North Carolina. Ad valorem taxes assessed against the Premises for the year in which the Closing occurs shall be prorated as of the day of Closing.

27. Environmental.

(a) Environmental Definitions. For purposes of this Lease:

            (i)        “Contamination” shall mean the uncontained or uncontrolled presence of or release of Hazardous Substances (defined below) into any environmental medium from, upon, within, below, into or on any portion of the Premises so as to require remediation, cleanup or investigation under any applicable Environmental Law (defined below).

            (ii)       “Environmental Laws” shall mean all federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist hereafter, concerning protection of human health, safety and the environment, all as may be amended from time to time.

            (iii)      “Hazardous Substances” shall mean any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste as those terms are defied by any applicable Environmental Laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.

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            (b)        Environmental Representations and Warranties. Landlord represents that it has delivered to Tenant copies of all existing environmental reports, Phase I reports, or other documentation concerning the environmental condition of the Premises (collectively, the “Environmental Reports”), that it has not treated, stored or disposed of Hazardous Substances upon or within the Premises, that to Landlord’s best knowledge except as revealed in the Environmental Reports, no Hazardous Substances are present on or under the Premises as of the date of this Lease, and that Landlord’s activities on the Premises prior to the date of this Lease have been conducted in compliance with Environmental Laws.

(c) Tenant’s Representations and Warranties. Tenant represents that all its activities on the Premises during the term of this Lease will be conducted in compliance with Environmental Laws.

            (d)        Indemnification. Landlord shall indemnify Tenant and hold and defend Tenant harmless from and against any and all expense, loss, and liability suffered by Tenant (except to the extent that such expenses, losses, and liabilities arise out of Tenant’s own negligence or willful act, for which Tenant shall indemnify Landlord), by reason of the storage, generation, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances (whether accidental, internal, or negligent) by or for Landlord or any other party (other than Tenant), at any time either prior to, during or after the term of this Lease, or by reason of Landlord’s breach of any of the provisions of Section 27. Such expenses, losses and liabilities shall include, without limitation, (i) any and all expenses that Tenant incurs in the nature of consequential damages, including, without limitation, the loss of use of the Premises, lost profits and loss of business as a result of the foregoing, (ii) any and all expenses that Tenant incurs to comply with any Environmental Laws, (iii) any and all costs that Tenant incurs in studying or remedying any Contamination at or arising from the Premises, (iv) any and all costs that Tenant incurs in studying, removing, disposing or otherwise addressing any Hazardous Substances, (v) any and all fines, penalties or other sanctions assessed upon Tenant, and (vi) any and all reasonable legal and professional fees and costs Tenant incurs in connection with the foregoing. The indemnity contained in this Section shall survive the expiration or earlier termination of this Lease.

         28.          Brokerage. Landlord and Tenant warrant that they have had no dealings with any broker or agent to whom a commission is due in connection with the negotiation or execution of this Lease, and Landlord and Tenant agree to indemnify each other against all costs, expenses, attorneys’ fees or other liability for commissions or other compensation or charges claimed by any broker or agent claiming the same by, through or under Landlord or Tenant, as the case may be.

         29.          Future Expansion. Tenant may desire in the future to expand the size of the Premises and the Building to include certain property adjacent to the Premises, now owned by various third parties as more particularly shown on the plat attached hereto as Exhibit F (the “Expansion Property”). Upon Tenant’s request, Landlord agrees to use its best efforts to secure options to purchase the Expansion Property from the owners thereof on terms and conditions satisfactory to Tenant, to rent such Expansion Property to Tenant on terms and conditions satisfactory to Tenant and to cooperate with Tenant in connection with any necessary rezoning of the Expansion Property required in order to allow Tenant to conduct its operations thereon.

30. Miscellaneous.

            (a)        Inspection. Tenant shall allow Landlord or its agent to enter upon the Premises, or any part thereof, at any reasonable time to inspect the Premises and for making any repairs or improvements which are necessary or required to be made by Landlord.

(b) Dispute Resolution. If any dispute between the parties arises under this Lease, the parties shall submit to binding arbitration to settle the dispute.

(c) Entire Agreement. This Lease contains the entire agreement of the parties and supercedes all prior oral and written agreements of the parties with respect to the subject matter of this Lease.

(d) Amendments; Modifications. No modification of this Lease shall be binding unless in writing, duly executed by all the parties to this Lease.

(e) Severability. If any provision of this Lease shall be declared invalid as offending any applicable law, the remaining provisions of this Lease shall continue in full force and effect.

            (f)        Binding Effect. The terms, conditions and provisions of this Lease shall be binding upon Landlord and Tenant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g) Governing Law. This Lease shall be interpreted in accordance with the substantive law of North Carolina.

            (h)        No Waiver. The failure of either party at any time to require performance by the other of any provision of this Lease will not affect that party’s right to enforce that provision, nor will the waiver by either party of any breach of any provision of this Lease constitute a waiver of any further breach of the same provision or any other provision.

            (i)        Counterparts. The parties may execute this Lease in any number of counterparts and transmit the counterparts via facsimile or other electronic communication, each of which will constitute an original and all of which when taken together will constitute a single agreement.

(The signature page follows.)

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IN WITNESS WHEREOF, Landlord and Tenant executed this Lease as of the day and year first above written.

LANDLORD	Powell Enterprises

By: /s/ Samuel C. Powell
Its: President

TENANT	MEDTOX Diagnostics, Inc.

By: /s/ Kevin Wiersma
Its: CFO

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EXHIBIT A

Description of the Nova Building

The “Nova Building” is a two-story light-manufacturing facility with a 3rd floor penthouse utility area for air systems and a gas boiler that is located at 1238 Anthony Road, in the City of Burlington, County of Alamance in North Carolina. The Nova Building is zoned for light industrial use and contains 43,800 square feet of combined office and manufacturing space along with adjacent grounds and parking facilities. The Nova Building fronts on Anthony Road at the intersection with Nova Lane. The Nova Building was constructed in 1981, is rectangular in shape, and built on a concrete slab with a stand-up concrete panel exterior. In addition, the Nova Property contains a storage barn which is located at 1620 Nova Lane. The storage barn is a pole barn of approximately 1350 square feet built on a cement slab with vinyl walls and a metal roof. The barn is heated and has plumbing for a single bath and is completely enclosed with walk through and garage type doors.

EXHIBIT B

Description of the Nypro Buildings

The “Nypro Buildings” consist of a two-building complex used for light-manufacturing and warehouse use which buildings are joined by a chase-way that is 121 feet in length and contains 1,161.6 square feet. 1630 Nova Lane is a 13,789 square foot building which was built in 1986 of steel on a concrete slab with metal skin which is used for a warehouse and has a front office. 1640 Nova Lane is a 16,344 square foot building which was built in 1997 and is steel on a concrete slab with metal skin used for manufacturing and has a front office.

EXHIBIT C

Legal Description

Being all of Lot One(1), Map 2, Nova Corporate Center, as shown on plat recorded in the Alamance County, North Carolina Registry in Plat Book 34, Page 12, to which plat reference is made for a complete and accurate description.

See attached diagrams.

EXHIBIT D

Zoning of the Premises

Industrial- (“I-1”)

The Premises are located within the city limits of Burlington, North Carolina, and is zoned light industrial or “planned industrial” with the designation of “I-1” for use. This use limits the total area of the lot covered by buildings and accessory buildings to 33.3% of the total lot area, and the total floor area of all buildings and accessory buildings shall not exceed 66.7% of the total area of the lot. It also requires a front lot, side lot and rear lot having a width of a minimum of 50 feet be left undeveloped except for parking or road access.

Under the I-1 usage, there are restrictions on noxious or offensive odors, gas, fumes, smoke, dust, vibration or noise which substantially interferes with other uses of the property. Also, storage of materials and products before and after manufacturing shall be conducted within a completely enclosed building or within an opaque screen except for the on-site parking and loading incidental thereto.

EXHIBIT E

Ongoing Repair and Maintenance Responsibilities

Item	Repairs / Maintains / Replaces

Mowing the grass/seeding	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Landscaped area maintenance	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

External parking lot lights	MEDTOX-Replaces (bulbs only)
Powell maintains currently	POWELL-Repairs/Maintenance

Parking lot	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	(excludes re-striping, re-sealing and re-paving)
POWELL-Replaces

External signage	MEDTOX-Repairs/Maintains/Replaces
Powell maintains currently

Window washing	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Roof (leaks, damage, etc.)	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

Exterior walls	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

Foundation	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

Structural portions	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External plumbing	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External electrical	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External natural gas	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

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Item	Repairs / Maintains / Replaces

External water lines	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External sewer lines	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External HVAC gas packs (~9 each)	POWELL-Repairs/Replaces
Powell maintains currently	MEDTOX-Maintains

External HVAC electric heat pumps (2 each)	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External facility window (exclusive of washing)	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

External facility doors	POWELL-Repairs/Maintains/Replaces
Powell maintains currently

Trash container/pickup	MEDTOX-Maintains
Powell maintains currently

Cardboard container/pickup	MEDTOX-Maintains
MEDTOX maintains currently

Internal HVAC ductwork & coils	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Hot water boiler for heating system	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Heat exchanger/blower for boiler heating	MEDTOX-Routine Repairs/Maintenance
system (7 each)	POWELL-Replaces
Powell maintains currently

Internal plumbing	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Internal electrical	MEDTOX-Routine Repairs/Maintenance
MEDTOX maintains currently	POWELL-Replaces

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Item	Repairs / Maintains / Replaces

Internal natural gas	MEDTOX Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Internal water lines	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Internal compressed air lines	MEDTOX-Routine Repairs/Maintenance
MEDTOX maintains currently	POWELL-Replaces

Air compressors (2 each)	MEDTOX-Repairs/Maintains/Replaces
(purchased by MEDTOX)
MEDTOX maintains currently

Refrigerated air dryers (2 each)	MEDTOX-Repairs/Maintains/Replaces
(purchased by MEDTOX)
MEDTOX maintains currently

Internal sewer lines	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Hot water heater	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Elevator system	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Dehumidification system	MEDTOX-Repairs/Maintains/Replaces
(purchased by MEDTOX)
MEDTOX maintains currently

Fire extinguishers	MEDTOX-Routine Repairs/Maintenance
(came with building)	POWELL-Replaces
MEDTOX maintains currently

Fire Alarm System	POWELL-Repairs/Maintains/Replaces
(Simplex and Wells Fargo)
MEDTOX maintains currently (Simplex
system came with building and MEDTOX
purchased Wells Fargo system)

External Security System (ADT)	MEDTOX-Repairs/Maintains/Replaces
(doors, windows, openings, etc.)
MEDTOX maintains currently (MEDTOX
purchased ADT system)

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Item	Repairs / Maintains / Replaces

Internal Security System (ADT)	MEDTOX-Repairs/Maintains/Replaces
(equipment monitoring and notification)
MEDTOX maintains currently (MEDTOX
purchased ADT system)

Internal facility windows	MEDTOX-Routine Repairs/Maintenance
Powell maintains currently	POWELL-Replaces

Internal facility doors	MEDTOX-Repairs/Maintains/Replaces
MEDTOX maintains currently

Overhead shipping doors (2 each)	MEDTOX-Repairs/Maintains/Replaces
MEDTOX maintains currently

Emergency lighting system	MEDTOX-Routine Repairs/Maintenance
MEDTOX maintains currently	POWELL-Replaces

Internal flooring	MEDTOX-Routine Repairs/Maintenance
MEDTOX maintains currently (our area)	POWELL-Replaces (50% of total cost)
MEDTOX-Replaces (50% of total costs)

Internal housekeeping	MEDTOX-Routine Repairs/Maintains
MEDTOX maintains currently (our areas)

Internal ceiling tiles	MEDTOX-Repairs/Maintains
Powell maintains currently	POWELL-Replaces (if water damaged from roof leaks)

Internal lighting	MEDTOX-Routine Repairs/Maintenance
MEDTOX maintains currently	POWELL-Replaces

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EXHIBIT F

The Expansion Property

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12-6
ANTHONY
ROAD
NOVA LANE
ALAMANCE
CREEK
AT&T FIBER OPTIC CABLE
(1) Existing
New
37A
36
35
34
33
32A
32
31
30
29
29A
28
27
26
25
38
41
42
43
7.134 Ac.
9.058 Ac.±
1.109 Ac.
4.213 Ac.
(BELLEMONT)
Y. NO.49)
450'±
725'
1840'±

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